Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

Opti-Harvest, Inc.

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Aggregate Offering Price (1)		Fee Rate	Amount of Registration Fee(1)
Equity	Units(2)(3)	457(o)	$17,250,000	(3)	0.0000927	$1,599.08
Equity	Common Stock, par value $0.0001 per share, included in the units(4)	-	-			-
Equity	Warrants included in the units(4)		-			-
Equity	Common Stock, par value $0.0001 per share, underlying the warrants included in the units	457(o)	$17,250,000		0.0000927	$1,599.08
Equity	Representative’s Warrants(4)(5)	457(o)
Equity	Common Stock Underlying Representative’s Warrants(5)(6)	457(o)	$646,875		0.0000927	$59.97
Total Offering Amounts						$3,258.13
Total Fees Previously Paid						$3,258.13
Total Fee Offsets						$0
Net Fee Due						$0

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price per share equal to 125% of the unit offering price.

(3)	Includes shares of common stock and/or warrants to purchase shares of common stock that may be purchased by the underwriters pursuant to their over-allotment option.

(4)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(5)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to three percent (3%) of the shares of common stock to be issued and sold in this offering (including any shares of common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers shares of common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $646,875, which is equal to 125% of $517,500 (3% of $17,250,000). See “Underwriting.”

(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.